Contact:	Julia McCartney, 714.667.8252, ext. 230 julia.mccartney@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires
Vista Professional Center in Lakeland, Fla.

SANTA ANA, Calif. (April 2, 2008) – Grubb & Ellis Healthcare REIT, Inc. today announced the acquisition of Vista Professional Center in Lakeland, Fla.

Located at 3035, 3037, 3131, and 3133 Lakeland Hills Blvd., the Class A medical office complex is comprised of four identical buildings. Each building has approximately 8,000 square feet of gross leaseable area, totaling 32,000 square feet. Built in 1996 and 1998 on approximately 4.64 acres, the buildings are cumulatively 90 percent leased to a number of tenants, including First Service Administrators, Inc. and Pediatric Health Choice.

Vista Professional Center is located in close proximity to one of the region’s leading hospital, Lakeland Regional Medical Center, the main location of Watson Clinic LLP, a private medical group founded in 1941, and multiple Watson Clinic locations. The acquisition is also approximately one mile away from Central Florida SurgiCenter, acquired by Grubb & Ellis Healthcare REIT as a part of our Medical Portfolio 1 in February 2008.

“Vista Professional Center is located in the midst of a thriving medical district near a busy hospital and multiple clinics,” said Danny Prosky, Vice President of Acquisitions for Grubb & Ellis Healthcare REIT. “We prize medical office assets that benefit from these types of location dynamics and believe Vista Professional Center is a valuable addition to our quickly expanding portfolio.”

Lakeland Regional Medical Center is a 750-bed hospital offering various services, including mental health, orthopedic and robotic surgery. Cancer Care Services at Lakeland Regional Medical Center is the area’s first comprehensive center of its kind, offering integrated and accessible care. Watson Clinic, LLP has multiple locations in the Lakeland area, including: the main Watson Clinic location, the Center for Cancer Care & Research, the Watson Clinic Center for Rehabilitative Medicine and the Women’s Center.

Vista Professional Center hosts a curved drive-thru for easy access and a contemporary design with a glass façade. The property is in close proximity to Highway 33 as well as various retail, medical, professional and hotel establishments.

Vista Professional Center was acquired through utilization of the line of credit held by Grubb & Ellis Healthcare REIT.

As of March 21, 2008, Grubb & Ellis Healthcare REIT has sold approximately 26.4 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $264 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent annum and, as of March 28, 2008, has made 26 geographically-diverse acquisitions with a total portfolio valued at approximately $484 million.

About Grubb & Ellis

Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of December 31, 2007, nearly $3 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 216 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year.  For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the overall accomplishments of the medical industry, the value of the property being in close proximity to our other property in the area and the importance that the property adds to the Grubb & Ellis Healthcare REIT portfolio, and the enhancement of stockholder value. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding changes in the healthcare industry; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the economy and demand for healthcare related services of the greater Lakeland, Florida area; the strengths and financial condition of Vista Professional Center; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.